Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025, byNordic Acquisition Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of byNordic Acquisition Corporation effective at the opening of the trading session on July 3, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on February 11, 2025. The Company securities were suspended on February 18, 2025.
The Staff determination to delist the Company securities became final on February 18, 2025.